STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of December 29, 1987, by and among those persons listed on Schedule I hereto which execute this Agreement on or before January 15, 1988 (such persons are sometimes hereinafter referred to individually as a "Buyer" and collectively as "Buyers"), Image Entertainment, Inc., a Colorado corporation ("Seller"), and Martin Greenwald residing at 132 South Spalding Drive, #102, Beverly Hills, California 90212, Stuart C. Segall residing at 5111 Peesdale Avenue, North Hollywood, California 91607, and Lee H. Kasper residing at 4843 Collett, Encino, California 91436 (Messrs. Greenwald, Segall and Kasper are hereinafter individually referred to as a "Director" and collectively referred to as the "Directors").

            WHEREAS, upon the terms and conditions hereinafter set forth, each Buyer desires to purchase from Seller and Seller desires to issue and sell to each Buyer the number of shares of Seller's common stock set forth on Schedule I hereto opposite the name of such Buyer for a purchase price equal to $.05 per share (such shares of common stock are hereinafter collectively referred to as the "Shares"); and

            WHEREAS, the parties desire to provide for certain rights and obligations of the parties hereto with respect to, among other things, the manner in which the proceeds from the
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sale of the Shares may be expended by Seller and certain rights of Buyers in respect of their ownership of the Shares.

            NOW, THEREFORE, for and in consideration of the premises and the covenants, agreements, representations and warranties herein contained and other good and valuable consideration, the parties hereto agree as follows:

            1. Purchase and Sale of Stock; Payment and Delivery of Shares; Use of Proceeds.

                  (a) The Shares. Upon the terms and conditions herein set forth, Seller hereby issues, sells, and delivers to each Buyer, and each Buyer hereby purchases from Seller, that number of Shares determined by dividing the purchase price set forth opposite such Buyer's name on Schedule I hereto, which purchase price includes interest on the loans referred to in subsection 1(b) below through the date hereof, by $.05 (the aggregate amount of such purchase prices is sometimes hereinafter referred to as the "Purchase Price"); provided, however, that no fractional Shares shall be issued -- the exact number of Shares to be issued to each Buyer has been rounded to the nearest whole Share and is listed on Schedule I hereto. Concurrently with the execution of this Agreement, each Buyer shall deliver to Seller the Purchase Price for the Shares being purchased by such Buyer, in United States currency (subject to the provisions of subsection 1(b) below), and Seller shall cause to be delivered to


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each Buyer duly issued stock certificate(s) evidencing such Buyer's Shares.

                  (b) The Note. The parties hereto acknowledge and agree that the Buyers have collectively loaned to Seller the principal amount of $590,000 (the "Loan Proceeds"), repayment of which is evidenced by a demand promissory note of Seller a copy of which is attached hereto as Exhibit A (the "Note"). Seller and each of the Directors jointly and severally represent and warrant to each Buyer that the Loan Proceeds have at all times been and currently are deposited in a separate account of Seller and such Loan Proceeds have not been used for any purposes other than the purposes permitted for the use of the Proceeds as provided in Sections 4 and 6 of the Memorandum of Understanding, dated October 15, 1987, by and among certain of the parties hereto (a copy of which is attached hereto as Exhibit B; the "Memorandum of Understanding"). Seller acknowledges and agrees that the Loan Proceeds and all accrued interest to date pursuant to the Note shall be applied towards the Purchase Price. Upon issuance of the Shares to Buyers, the Note will be marked "paid in full" and returned to Seller.

                  (c) Use of Proceeds. Until expended as provided herein, Seller and each of the Directors jointly and severally agree that the proceeds from the sale of the Shares


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(the "Proceeds") will be held in an interest bearing account of Seller (into which no other deposits shall be made) separate from other accounts of Seller and requiring dual signatures, one of which will be that of either of the Buyers' Representatives (as hereinafter defined). Seller and each of the Directors jointly and severally agree that Seller shall use the Proceeds only for the purposes of (i) obtaining the exclusive long-term rights to the production and distribution of marketable laser disc products, including, without limitation, motion pictures, instructional videos and interactive programming, or (ii) payment by Seller of past due royalties owed by Seller to motion picture distributors up to a maximum payment of $100,000 (provided, however, that any Loan Proceeds that have been used by Seller to pay such past due royalties shall be included for the purpose of computing said $100,000 amount). Until the Proceeds have been completely expended as provided herein, Seller and each of the Directors jointly and severally agree that Seller shall provide Buyers' Representatives with a copy of each contract it proposes to enter into with respect to obtaining the above-mentioned exclusive rights, and Seller shall not execute any such contract without Buyers' Representatives' prior written approval, which shall not be unreasonably withheld; provided, however, that Buyers' Representatives shall use reasonable efforts to notify Seller of their approval or disapproval of

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any such contract within five business days after receipt by Buyers'
Representatives of such contract; provided, further, however, that Buyers' Representatives shall have no liability whatsoever for any failure to grant such approval or disapproval within such five (5) business days. Whenever the term "Buyers' Representatives" is used in this Agreement it shall refer to those two persons designated by the Buyer pursuant to the Shareholders Agreement referred to in Section 6 hereof. Unless and until Seller is notified of whom the Buyers' Representatives are, they shall be James E. Lindstrom and Russ Harris.

            2. Representations, Warranties and Covenants of Buyers. In order to induce Seller to issue and sell the shares to Buyers, each Buyer, severally and not jointly, hereby represents, warrants and covenants to Seller, for himself, herself or itself and for no other Buyer, which representations and warranties shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby, as follows:

                  (a) Each Buyer has the financial ability to bear the economic risk of its investment in the Shares (i.e., each Buyer can afford a complete loss of its investment).

                  (b) Each Buyer has adequate means of providing for its current needs and possible contingencies, and has no

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need for liquidity in the investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of the Shares.

                  (c) Each Buyer's overall commitment to investments which are not readily marketable is not disproportionate to its net worth and its investment in the Shares will not cause such overall commitment to become excessive. Each Buyer has determined that the purchase of the Shares is consistent with its investment objectives and income prospects.

                  (d) Each Buyer has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Shares.

                  (e) Each Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws.

                  (f) Each Buyer is acquiring the Shares solely for its own account, for investment purposes only and not with the intention of, or a view toward, the subdivision, resale, transfer or further distribution thereof.

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                  (g) Each Buyer shall not sell or otherwise dispose of the
Shares unless and until a registration statement covering such proposed disposition shall be in effect under the Act, and under applicable state securities laws, or Seller shall have received a written opinion of counsel to such Buyer to the effect that such proposed disposition would be exempt from the registration requirements of the Act and of applicable state securities laws.

                  (h) Each Buyer understands that the foregoing representations, warranties and covenants are being relied upon by Seller in connection with Seller's entering into this Agreement.

                  (i) No Buyer has engaged or dealt with any person or entity who would be entitled to any broker's or finder's fee or commission with respect to the execution of this Agreement or any of the transactions described herein and contemplated hereby.

                  (j) Each Buyer has been given an opportunity to speak to management of Seller regarding the business and financial condition of Seller.

            3. Restrictive Legend. The stock certificates evidencing the Shares will each bear the following restrictive legend:


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                  "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD UNLESS THERE IS A CURRENT REGISTRATION STATEMENT IN EFFECT COVERING SUCH SHARES OR AN OPINION OF COUNSEL TO THE HOLDER OF THE SHARES IS OBTAINED TO THE EFFECT THAT THE TRANSFER OF THE SHARES SATISFIES THE CONDITIONS FOR AN EXEMPTION FROM THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS IMPOSED BY A SHAREHOLDERS AGREEMENT, DATED DECEMBER 29, 1987 WHICH IS ON FILE WITH THE RECORDS OF THE CORPORATION."

Each Buyer agrees and acknowledges that stop transfer orders will be placed in Seller's records with respect to the Shares.

            4. Representations and Warranties of Seller. Seller and each of the Directors jointly and severally hereby represent and warrant to each Buyer, which representations and warranties shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby, as follows:

                  (a) Organization. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to do business in every jurisdiction where such qualification is necessary, except where the failure so to qualify would not have a materially adverse effect on the business or condition, financial or otherwise, of Seller.


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                  (b) Corporate Power and Authority. Seller has the corporate power and authority to execute, deliver and perform this Agreement and all of the transactions described herein and contemplated hereby. The execution, delivery and performance of this Agreement and all of the transactions described herein and contemplated hereby have been duly authorized by all requisite action on the part of Seller, including any requisite approval of the shareholders and the Board of Directors of Seller.

                  (c) Capitalization; Shares and Options Issued or Reserved. The authorized and outstanding capital stock of Seller is set forth on Schedule II hereto. Each of the outstanding shares of the capital stock of Seller has been duly authorized and validly issued and is fully paid and non-assessable. There are currently issued and outstanding, reserved for issuance or subject to agreements to be issued or reserved for issuance 104,310,541 shares of common stock of Seller (the "Common Stock") (which number includes, without limitation, the Shares being sold to Buyers and the Rights being granted to Buyers hereunder). Such number includes shares which (i) are issued and outstanding,
(ii) have been reserved for issuance pursuant to options granted by Seller, or
(iii) have been reserved for issuance pursuant to options which Seller has agreed to grant. All such options and agreements to grant options (the "Options") are separately


                                      -9-
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listed on Schedule II hereto. Certain of the Options have been granted to directors and other members of the management of Seller and those are designated on Schedule II, and sometimes referred to herein, as the "Management Options". Seller hereby represents and warrants the accuracy of all information set forth in such Schedule. At the date hereof there are issued and outstanding, reserved for issuance or subject to agreements to be issued or reserved for issuance 4,310,541 (plus any shares issuable upon the exercise of Rights, as hereinafter defined) Shares of Common Stock in excess of the number of authorized Shares of Common Stock of Seller (collectively the "Excess Shares"). The fact that the number of shares issued, reserved for issuance or subject to agreements to be issued or reserved for issuance exceeds the authorized number of Shares of Seller's Common Stock does not adversely affect in any manner whatsoever the due and valid issuance of the Shares to Buyers. Seller and each of the Directors jointly and severally agree to cause to be submitted to the shareholders of Seller at a meeting to be held not later than March 1, 1988, for approval an amendment to the Certificate of Incorporation of Seller to increase the number of authorized shares of Common Stock so that the number of authorized shares shall exceed the total number of shares issued and outstanding, reserved for issuance or subject to agreements to be issued or reserved for issuance (including,


                                      -10-
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without limitation, shares to be issued pursuant to Rights, as hereinafter defined). Each of the Directors jointly and severally agrees to vote his shares of Common Stock in favor of the adoption of such amendment to Seller's Certificate of Incorporation. Pending the effective date of such amendment, each of the Directors jointly and severally agrees that each shall not exercise (and Seller shall not permit any Director to so exercise) any Management Option (and each of the agreements pursuant to which such Management Options were granted have been so amended) held by him, which exercise would cause the number of shares of Common Stock, which are issued and outstanding, or reserved for issuance, or subject to agreements to be issued or reserved for issuance (including, without limitation, shares to be issued pursuant to Rights) to exceed 100,000,000 shares. Except for the Options, there are no outstanding subscriptions, rights, options, warrants, calls, commitments, conversion rights, contracts or agreements of any kind or nature to which Seller is a party or by which it is bound or with respect to which any Director has any knowledge, calling for the issuance, transfer, sale, disposition or voting of any shares of any class of capital stock or securities convertible or exchangeable for any shares of any class of the capital stock of Seller. Except as reflected on
Schedule II attached hereto, since October 15, 1987, the date of the Memorandum of Understanding, to and including the date


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

hereof, Seller has not issued any shares of Common Stock (other than pursuant to the Options), subscriptions, rights, options, warrants, calls or conversion rights, nor entered into any contract, agreement or commitment of any kind or nature (x) calling for the issuance, transfer, sale, disposition, or voting of any shares of any class of capital stock or securities convertible or exchangeable for shares of any class of capital stock of Seller, or (y) with regard to a sale of all or substantially all of its assets or for any merger, reorganization, recapitalization, or consolidation of Seller.

                  (d) Shares Free from Encumbrances. The Shares issuable hereunder will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, encumbrances, mortgages, pledges, claims and restrictions of any kind or nature except for restrictions on transferability imposed by the Act.

                  (e) Subsidiaries. Seller has no subsidiaries and does not own, of record or beneficially, in excess of five percent (5%) of the capital stock of any corporation, except for those wholly-owned subsidiaries listed on
Schedule III hereto.

                  (f) No Conflicts, Etc. The execution, delivery and performance of this Agreement and the consummation of


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the transactions described herein and contemplated hereby do not and will not
(i) violate (A) any law, ordinance or regulation of any governmental authority or the terms and provisions of the Certificate of Incorporation or the By-laws of Seller, (B) any applicable order, judgment, decree, rule or regulation of any court or other governmental agency, or (C) the terms or provisions of any indenture, any agreement for borrowed money, any bond, note or other similar instrument or any other material agreement or document to which Seller or any Director is a party or by which Seller or any Director or any of their respective property is bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, bond, note, instrument or other material agreement or document to which Seller or any Director is a party or by which Seller or any Director or any of their respective property is bound, or (iii) result in the creation of any lien, charge, or encumbrance of any nature whatsoever. This Agreement and the transactions described herein and contemplated hereby will, when delivered, constitute legal, valid, and binding obligations of Seller and each of the Directors, enforceable against Seller and each of the Directors in accordance with their respective terms.

                  (g) Taxes and Tax Returns. Seller has accurately prepared, or caused to be prepared, and has duly and


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

timely filed with federal, state, local and foreign authorities, all tax returns and other reports required by law, regulation or otherwise required to be filed or reported by Seller on or prior to the date of this Agreement, and Seller has paid or made adequate provision for the payment of all taxes, penalties or interest shown to be due thereon including those taxes for which Seller is a collection agent (e.g., withholding taxes, excise taxes, social security and similar taxes). All such returns and other reports accurately and properly report or state all information required to be reported or stated therein. The charges, accruals and reserves shown in Seller's financial statements in respect of federal, state, local or foreign taxes for all fiscal periods to date are adequate, there are no material unpaid assessments or proposals for additional federal, state, local or foreign taxes for which Seller does not have adequate reserves, nor does Seller know of any basis therefor for any such year. Seller has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement which is still in effect including any agreement extending the period for assessment or collection of any income taxes or other taxes for which Seller may be liable. Seller is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes for which Seller may be liable, and no claim for assessment or


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collection of taxes for which Seller may be liable has been asserted or threatened against it.

                  (h) Governmental Approval and Compliance With Applicable Laws. Seller has all requisite power and authority including all necessary or appropriate licenses, permits, certificates, approvals and other authorizations required to carry on and conduct its business in the manner in which the business has been, is and will be conducted, and to own, lease, use and operate its assets at the places and in the manner in which its assets have been and are being owned, leased, used and operated. All assets of Seller are used and maintained, and the business of Seller is and has been since the Seller's date of incorporation conducted, in conformity with all applicable laws, ordinances, regulations, orders, judgments and decrees of all federal, state, local or foreign authorities. No action, consent or approval of, or registration or filing with, or any other action or license by any governmental agency, bureau, commission, court or other authority is required in connection with the execution, delivery and performance of this Agreement or any of the transactions described herein or contemplated hereby and all of the actions, consents, approvals, registrations and filings described in the immediately preceding sentence have been duly obtained and are in full force and effect. Neither Seller, any Director nor any officer of Seller has received any notice

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from any person or governmental agency relating to any violation or alleged violation by Seller of any law, ordinance, regulation, order, judgment or decree of any court or governmental authority.

                  (i) Litigation. No litigation or proceeding of any kind whatsoever (including, without limitation, unfair labor practice complaints or union representation elections or actions concerning intangible property) is pending or, to the best knowledge of Seller or any Director, threatened against Seller, its assets or business, nor does Seller or any Director know of any basis for same. Neither Seller nor any Director has any knowledge of any action or of any audit or investigation relative to Seller or any Director, their respective assets or businesses by any governmental agency or entity, whether federal, state, local or foreign, which is now pending or has been undertaken at any time since the date of incorporation of Seller.

                  (j) No Defaults. Seller is not in default (i) with respect to any order, judgment, writ, injunction, decree, rule or regulation of any governmental instrumentality or other agency which could have a materially adverse effect on its financial condition or (ii) in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, any agreement for

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borrowed money, any bond, note or other similar instrument or any other material agreement or document to which Seller is a party or by which Seller or its property is otherwise bound.

                  (k) Contract Rights. Seller has complied with the terms of every material agreement, contract or instrument (including, without limitation, license or distribution agreements of any kind) of any nature to which it is a party. No rights of Seller under any such contract, agreement, lease, license, commitments, oral commitments or understandings, or distribution agreements have been assigned or transferred by Seller to any person or, except as disclosed in Seller's Annual Report on Form 10-K for the fiscal year ended March 31, 1987, pledged, hypothecated, sublicensed, subleased or otherwise encumbered. All contracts, agreements, leases, licenses, commitments, oral agreements, understandings and distribution agreements of Seller have been lawfully entered into and are in full force and effect in accordance with their respective terms and there have been no cancellations thereof or threatened disputes thereunder. Seller hereby advises Buyers that payments to certain licensors and vendors of Seller are in arrears under the terms of Sellers' agreements with such licensors and vendors. In each such case, Seller has an oral agreement with such licensor or vendor with regard to the delinquent payments and has received assurance that no right as a result of such delinquency will be asserted by such

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licensor or vendor. Seller owns or possesses the right to use all patents, patent applications, trademarks, service marks, trade names, brands, copyrights and licenses, and rights with respect to each of the foregoing, necessary or appropriate for the conduct of its business as presently conducted, without any conflict with the rights of others.

                  (l) Financial Statements; Condition of Seller. Attached hereto as Schedule IV are (i) the audited financial statements (including any notes thereto) of Seller for the year ended March 31, 1987 and (ii) the unaudited financial statements (including any notes thereto) of Seller for each of the first two quarters of fiscal 1988, in each case duly certified by the president and chief executive officer of Seller. Such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition of Seller as of the dates thereof and the results of operations of Seller for the periods then ended. There has been no material adverse change in the business, assets, condition (financial or otherwise) or results of operations of Seller taken as a whole since the date of the most recent financial statements provided pursuant hereto.

                  (m) Employee Benefit Plans. Seller is in compliance in all material respects with the applicable provi-

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sions of the Employee Retirement Income Security Act of 1974, as the same may be amended ("ERISA"), and the regulations and published interpretations thereunder. No reportable event (as defined in section 4043(b) of ERISA) has occurred with respect to any employee plan subject to the provisions of ERISA administered by Seller or any administrator designated by Seller.

                  (n) Annual Report on Form 10-K; Filings with Securities and Exchange Commission. Attached hereto as Schedule V are true and correct copies of Seller's Annual Report on Form 10-K for the year ended March 31, 1987 (the "Annual Report") and of its Quarterly Reports on Form 10-Q for the first two fiscal quarters of fiscal 1988 (the "Quarterly Reports"). All information contained in the Annual Report and the Quarterly Reports is accurate and the Annual Report and the Quarterly Reports do not contain any material misstatement of fact or omit to state any material fact which would make any statement contained therein misleading. Seller has duly filed with the Securities and Exchange Commission all reports and documents required to be filed by it under the Act and the Securities Exchange Act of 1934, as amended. All information contained in such reports and documents is accurate and no such report or document contains any material misstatement of fact or omits to state any material fact which would make any statement contained therein misleading.


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

                  (o) No Material Misstatements. No report, financial statement, exhibit or schedule furnished by or on behalf of Seller in connection with the negotiation of this Agreement and the transactions described herein and contemplated hereby, or to be included herein, nor any other information required to be furnished hereby, contains any material misstatement of fact or omitted or omits to state any material fact which would make the statements contained herein or therein materially misleading.

                  (p) Brokers. Neither Seller nor any Director has engaged or dealt with any person or entity who would be entitled to any broker's or finder's fee or commission with respect to the execution of this Agreement or any of the transactions described herein and contemplated hereby.

            5. Anti-Dilutive Rights.

                  (a) Each Buyer shall have the following anti-dilutive rights ("Rights") in accordance with the following provisions, terms and conditions of this Section 5, so long as such Buyer (including any affiliate (as such term is defined in the Act) or member of the immediate family of such Buyer; hereinafter an "Affiliate"; for purposes of this Section 5 only, the term Buyer shall include any such Affiliate) continues to own at least fifty percent (50%) of the Shares sold to such Buyer pursuant hereto. The loss of Rights by a


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Buyer shall not cause any other Buyer to lose his Rights hereunder, it being understood that,, except as expressly set forth in subsection (d) below, each Buyer shall hold his, her or its Rights independently and not as part of a group. If Seller shall issue any additional shares of Common Stock (including, without limitation, the issuance of additional shares of Common Stock pursuant to the exercise of a Management Option, other option or exercise of any conversion rights) ("Dilutive Shares"), Seller and each of the Directors jointly and severally agree that Seller shall afford to each Buyer the right to acquire in whole or in part that number of additional shares of Common Stock which would result in such Buyer owning after such purchase (assuming such purchase took place immediately after the issuance of the Dilutive Shares giving rise to the Right) the same percentage ownership of outstanding shares of Common Stock as such Buyer owned immediately prior to the issuance of such Dilutive Shares (taking into account all Dilutive Shares issued and assuming the issuance of all shares issuable to all Buyers in connection with the exercise of the Rights). Such Rights shall be afforded to each Buyer by Seller delivering to Buyers' Representatives a Rights Certificate in accordance with subsection (e) below.

                  (b) Each time that a Management Option is exercised, each Buyer then entitled to Rights shall have the

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right to exercise such Rights at any time and from time to time during the two-year period following receipt by the Buyers' Representatives of the Rights Certificate relating to the exercise of such Management Option. [The purchase price to acquire such additional shares of Common Stock shall be equal to the higher of (A) $.05 per share and (B) the price per share at which such Dilutive Shares were issued.] Seller and each of the Directors jointly and severally represent, warrant and covenant that Management Options for 6,973,858 shares have been exercised on or prior to the date hereof and that Rights with respect thereto are hereby granted to each of the Buyers in accordance with this Section 5, the number of shares issuable upon the exercise of such Rights being set forth on Schedule I hereto. The per share exercise price of each such Right is $.055, which was the exercise price of the Management Option heretofore exercised.

                  (c) In all cases of the issuance of Dilutive Shares other than in connection with the exercise of Management Options, each time that Seller issues Dilutive Shares each Buyer then entitled to Rights shall have the right to exercise such Rights at any time within a 90 day period after receipt by the Buyers' Representatives of the Rights Certificate relating to the issuance of such Dilutive Shares. The purchase price to acquire such additional shares of Common Stock shall be the price per share at which such

Dilutive Shares were issued.

                  (d) With respect to each issuance by Seller of Dilutive Shares, if any Buyer then entitled to Rights either (x) does not exercise such Rights in full in accordance with subsection (b) or subsection (c), as applicable, or (y) gives earlier written notice to Seller and to the other Buyers that he will not exercise his Rights with respect to such issuance (it being understood that any such notice shall be irrevocable), each of the other Buyers then entitled to Rights shall be permitted on or before the thirtieth day after the expiration of the period during which the Rights were exercisable by the non-exercising Buyer thereof, to exercise the non-exercising Buyer's
Rights to the extent not exercised by such Buyer (the number of shares not being purchased by such non-exercising Buyer being hereinafter referred to as "Available Shares"). If two (2) or more other Buyers notify the Seller of their desire to acquire all or portions of the Available Shares which in the aggregate equal or exceed the number of Available Shares, each exercising Buyer shall acquire that number of Available Shares determined by multiplying the number of Available Shares by a fraction, the numerator of which is the number of Shares owned by such exercising Buyer and purchased by him pursuant to this Agreement, and the denominator of which is the total number of Shares owned by all exercising Buyers and purchased by them pursuant to this Agreement, unless any exercising Buyer desires to purchase less than its full portion as determined above, in which case, the other exercising Buyers shall purchase the balance of such Available Shares in proportion to their ownership of Shares in series as each remaining exercising Buyer refuses to purchase its proportionate share of the balance of the Available Shares. Any notice given by a Buyer pursuant to subclause (y) above shall not be construed as a waiver of such Buyer's Rights with respect to prior or subsequent issuances of Dilutive Shares.

                  (e) Within the first fifteen (15) days of each fiscal quarter of Seller, Seller and each of the Directors jointly and severally agree that Seller shall deliver to Buyers' Representatives a Rights Certificate ("Rights Certificate") setting forth the following with respect to all issuances of Dilutive Shares by Seller during the immediately preceding fiscal quarter: (i) the manner in which such Dilutive Shares were issued; (ii) the consideration received by Seller for such Dilutive Shares; (iii) the number of shares of Common Stock outstanding immediately before and immediately after the issuance of such Dilutive Shares; (iv) the name and address of the purchaser(s) of such Dilutive Shares; (v) the date on which such Dilutive Shares were issued to such purchaser(s); (vi) the number of Dilutive Shares which were issued; (vii) whether such Dilutive Shares were issued pursuant to a Management Option; (viii) the number of shares of Common Stock each Buyer is entitled to purchase as a result of the issuance of such Dilutive Shares; (ix) if Dilutive Shares were issued pursuant to a Management Option, that such Buyer may exercise his Rights, in whole or in part, up to two years after receipt of the Rights Certificate relating to such Rights by Buyers' Representatives; (x) if Dilutive Shares were issued other than pursuant to a Management Option, that such Buyer may exercise his Rights, in whole or in part, up to 90 days after receipt of the Rights Certificate relating to such Rights by the Buyers' Representatives; and (xi) the per share consideration to be paid by Buyer in order to exercise such Rights. The failure by Seller to timely deliver a Rights Certificate with respect to the issuance of Dilutive Shares shall not adversely affect or impair any Buyer's Rights, but the Rights shall be exercisable at any time during the period in which they would have been exercisable had the Rights Certificate been timely given and such period shall not terminate until the expiration of the applicable period after a Rights Certificate relating to such Dilutive Shares is actually delivered by Seller to Buyers' Representatives.

                  (f) Any Buyer desiring to exercise all or any portion of its Rights (or any rights with respect to Available Shares) shall do so by giving notice of its intention to exercise such Rights (or any rights with respect to Available

Shares), or portion thereof, within the applicable time periods heretofore set forth, to Seller and each of the other Buyers, and setting a closing date within twenty (20) days of such notice.

                  (g) In the event that any Dilutive Shares are issued for a consideration other than cash or notes, or any combination thereof, then in such event the exercise price to be paid by any Buyer in connection with the exercise of any such Right shall be the cash equivalent to the fair market value of the other consideration received by Seller in connection with the issuance of such Dilutive Shares. The determination of fair market value of such other consideration shall be determined by the Board of Directors of Seller in the exercise of good faith; provided, however, that if one or more Buyers object to the fair market value so determined, such Buyer(s) and Seller will attempt to agree on such fair market value. If no agreement can be reached within twenty
(20) days after the date on which one or more such Buyers object to the fair market value determination, such Buyer(s), on the one hand, and Seller, on the other hand, shall select a third party appraiser (whose fees and expenses will be paid by Seller), which appraiser will determine the fair market value. The third party appraiser's decision shall be final and binding and neither party shall appeal or otherwise contest the same. If such Buyer and Seller cannot agree on a third party appraiser the third party appraiser shall be selected by the then President of the American Arbitration Association.

                  (h) Subject to the provisions of paragraph 4(c) hereof, Seller hereby represents, warrants and covenants that it will, at all times, reserve for issuance a sufficient number of shares of Common Stock to meet its obligations with respect to the Rights granted to Buyers hereunder.

                  (i) In case of any reorganization of Seller (or any other corporation, the stock or other securities of which are at the time receivable on the exercise of any Rights) after the date hereof, or in case, after such date, Seller (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the holder of any Right, upon the exercise thereof as provided herein, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of such Right prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised such Right immediately prior to such consummation.

                  (j) If in connection with a merger, consolidation, recapitalization, reorganization or other similar transaction, Seller or any other person purchases or redeems any options, warrants or conversion rights of any nature whatsoever with respect to the Common Stock (or the holder of any such option, warrant or conversion right receives any consideration therefor), the exercise of which option, warrant or conversion right would have given rise to Rights to Buyers hereunder, Seller and each of the Directors jointly and severally agree that as a precondition to any such transaction Seller or such other person shall be required to acquire from each Buyer at the same per share price and on the same terms as such option, warrant or conversion right was purchased, the Right which would have been granted to Buyer had such option, warrant or conversion right been exercised immediately prior to such transaction.

            6. Shareholder's Agreement. Concurrently herewith, each of the Buyers and Seller shall enter into the Shareholder's Agreement attached hereto as Exhibit C.

            7. Covenants.

                  (a) Seller and each of the Directors jointly and severally agree that Seller shall use its best efforts to ensure that each Buyer's Shares may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended. In this regard Seller and each of the Directors jointly and severally agree that after the date hereof Seller shall timely file all reports and statements by Seller required to be filed with or reported to the Securities and Exchange Commission.

                  (b) So long as the Buyers (including any Affiliates) continue to own in the aggregate at least fifty (50%) percent of the Shares sold to Buyers pursuant hereto, Seller and each of the Directors jointly and severally agree that Seller shall not enter into any transaction with any Director, any member of a Director's immediate family or any trust, corporation, partnership or other entity in which Seller, any Director or any member of a Director's immediate family has a direct or indirect interest without the prior written consent of the Buyers' Representatives.

                  (c) Each of the Directors jointly and severally agree that during the time of his employment with the Seller or while he serves as a Director of the Seller and for a period of two (2) years thereafter, each Director will not, directly or indirectly, anywhere in Canada or in the United States own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, investor, director, officer, employee, agent, consultant, partner, lender or otherwise, whether as a distributor, manufacturer, retailer or otherwise, any business or entity of any nature which is competitive with the business conducted by Seller; provided, however, that nothing contained in this Section 7(c) shall prohibit or restrict a Director from owning, for investment purposes only, less than one (1%) percent of the outstanding capital stock of any company whose shares are traded on a national stock exchange or in the national over-the-counter market.

                  (d) In view of the fact that the Directors have been and will be brought into close contact with many confidential affairs of Seller not readily available to the public, each Director jointly and severally agrees during his affiliation with Seller and thereafter to keep secret and retain in the strictest confidence all information about business and financial matters (such as costs, profits and plans for future expansion or development, plans for marketing additional products, methods of operation and marketing concepts) of Seller, its employment policies and plans, and any other proprietary information relating to Seller, its operations, business and financial affairs (collectively the "confidential matters") and for such time as Seller is operating not to disclose those confidential matters to anyone outside of Seller, either during or after the term of this Agreement, except in the course of performing his duties with Seller or with Buyers' Representatives' express written consent.

                  (e) If any Director commits a breach or threatens to commit a breach of any of the provisions of Section 7(c) or 7(d), Buyers shall have the right and remedy to have the provisions of such Section specifically enforced by any Court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyers and that money damages will not provide an adequate remedy to Buyers. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyers under law or equity.

                  (f) If any of the covenants contained in Section 7(c) or 7(d) are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the covenant or covenants or the enforceability in any other jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdiction. If any of the covenants contained in Section 7(c) are held to be unenforceable because of the scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall be enforceable; provided, however, that such court's determination shall not affect the enforceability of Section 7(c) in any other jurisdiction.

            8. Demand and Piggy-back Rights.

                  (a) At any time after the second anniversary of the date hereof, Seller and each of the Directors jointly and severally agree that Seller shall, subject to all of the provisions of this Section 8, if requested in writing to do so by one or more Buyers owning an aggregate of at least 2,000,000 Shares, file with the Securities and Exchange Commission under the Act, a registration statement on an appropriate form covering the Shares then owned by such Buyer(s) which such Buyer(s) requests to be registered. Seller and each of the Directors jointly and severally agree that Seller shall keep effective the registration statement filed pursuant to this subsection 8(a) during the period commencing on the initial effective date of such registration statement and ending on the earlier of (i) eighteen (18) months thereafter or (ii) the completion of the sale of the Shares owned by the Buyer(s) which are covered thereby.

                  (b) If at any time or times within a period of three (3) years from the date hereof, Seller shall propose to file a registration statement under the Act covering Common Stock being sold by Seller or any stockholder of Seller, Seller and each of the Directors jointly and severally agree that Seller shall, each such time, give written notice to

Buyers' Representatives of such proposal not later than twenty (20) business days prior to the date such registration statement is proposed to be filed and such notice shall offer each Buyer the opportunity to register its Shares therein. Upon the written request of a Buyer, which request must be received by Seller no fewer than seven (7) business days prior to the date of such proposed filing and must specify the number of Shares it is requesting to be included in such registration statement, Seller shall include therein, or shall cause the managing underwriter or underwriters, if any, of a proposed underwritten offering to include therein, the Shares on the same terms and conditions as the other Common Stock included in such registration statement. Seller and each of the Directors jointly and severally agree that Seller shall keep effective any registration statement which pursuant to this subsection 8(b) includes any of the Shares during the period commencing on the initial effective date of such registration statement and ending on the earlier of (x) eighteen (18) months thereafter and (y) the completion of the sale of the Shares which are covered thereby.

                  (c) If the managing underwriter or underwriters of an underwritten public offering made pursuant to any registration statement pursuant to subsection 8(b) above delivers a written opinion to any Buyer(s) seeking to include its (their) Shares pursuant to subsection 8(b) above that the total number or kind of securities which such Buyer(s), Seller, Messrs. Greenwald, Segall and any other person or entities intend to include in such offering would materially and adversely affect the success of such offering (including, without limitation, the marketing of the shares of Common Stock to be sold thereunder), then the number of shares of Common Stock of each such Buyer, Seller, Messrs. Greenwald, Segall and such other persons or entities to be included in such offering may be reduced to the extent necessary to reduce the total number of shares of Common Stock to be included in such offering to the number recommended by such managing underwriter. Any such reduction shall be a proportionate reduction to all such persons based upon the number of shares proposed to be registered by each such person.

                  (d) Seller's obligations under this Section 8 with respect to any Buyer shall be conditioned upon such Buyer's furnishing to Seller such information and material as may be reasonably requested by Seller or its counsel in connection with such registration statement and any public offering thereunder including information and material concerning such Buyer as may be required to be included in such registration statement under the Act and the applicable rules and regulations of the Securities and Exchange Commission, and upon the further condition that such Buyer shall undertake to take all reasonable steps to comply with the Act and the applicable rules and regulations thereunder and with the securities laws of the states in which any such public offering is made. Seller agrees to take all reasonable steps to comply in all respects with the Act and all applicable rules and regulations thereunder and with the securities laws of the states in which any such public offering is made.

                  (e) Seller shall bear all costs and expenses in connection with the first registration statement demanded by any Buyer(s) pursuant to
Section 8(a) hereof, and of each registration statement filed pursuant to
Section 8(b) hereof, including the fees and expenses for the audited and other financial statements of Seller included in such registration statements, and the expenses of printing, filing, legal and Blue Sky and other similar expenses. In connection with any registration statement pursuant to Section 8 including any Shares owned by any Buyer(s), Seller agrees to take all reasonable steps to comply with such Blue Sky or state securities laws as may be reasonably requested by the Buyer(s) (except that it shall in no event be required to qualify as a foreign corporation or give a general consent to the service of process), and to furnish to the Buyer(s) such number of prospectuses or other documents incident to such registration as they may from time to time reasonably request.

                  (f) In connection with any registration statement which pursuant to this Section 8 includes any of the

Shares, Seller will indemnify and hold harmless each Buyer whose Shares are included therein against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other expenses reasonably incurred by each such Buyer in connection with investigating or defending any such loss, claim, damage, liability or action) to which any such Buyer may become subject under the Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (g) In connection with any registration statement which pursuant to this Section 8 includes any of the Shares, each of the Buyers whose Shares are included therein will indemnify and hold harmless Seller, its officers and its directors and any controlling persons of Seller against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action) to which Seller or any such persons may become subject under the Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such untrue statement or omission is based upon information furnished in writing to Seller by any such Buyer or any of its authorized representatives for inclusion in such registration statement. It is expressly agreed and understood that no Buyer shall be liable hereunder for the independent acts or omissions of any other Buyer.

                  (h) Any party(ies) seeking indemnification (the "Indemnitee") shall give prompt written notice to the party(ies) from whom it is seeking indemnification (the "Indemnitor") of any claim by the Indemnitee against the Indemnitor based on the indemnities contained in Sections 8(f) and 8(g) hereof, or any claim against the Indemnitee, which might give rise to a claim based on the aforesaid indemnities, stating the nature and basis of such claim and the amount there of. Failure by the Indemnitee to give the Indemnitor prompt written notice of any such claim shall not release the Indemnitor from liability with respect thereto unless such failure to give notice has a materially adverse effect on the Indemnitor's ability to defend such claim. Prompt written notice shall mean within thirty (30) days after the Indemnitee re-ceives notice of the claim from the person asserting such claim. The Indemnitee shall permit the Indemnitor a reasonable opportunity to assume the defense, settlement or compromise (herein called "defense" or "defend"), of any such claim. Failure by the Indemnitor to notify the Indemnitee of its election to defend within thirty (30) days after such notice thereof shall have been given shall be deemed a waiver by the Indemnitor of its right to defend any such claim. If the Indemnitor elects to defend such claim, it shall do so at its expense through counsel or other representatives of its own choosing. Any Buyer involved in such action, suit or proceeding shall make available to Seller, its attorneys and accountants all books and records relating to any such action, suit or proceeding and Seller shall make available to any such Buyer, its attorneys and accountants, all books and records of Seller relating to any such action, suit or proceeding, as the case may be. Such Buyer(s) and Seller agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding.

                  (i) No Buyer shall make any settlement of any claims which might give rise to liability of Seller under the indemnities contained in
Section 8(f) hereof, without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller shall not make any settlement of any claims which might give rise to liability of any Buyer under the indemnities contained in Section 8(g) hereof, without the prior written consent of the relevant Buyer(s), which consent shall not be unreasonably witheld.

            9. Certificate and Opinion of Counsel for Seller.

                  (a) On the date of execution and delivery of this Agreement, Buyers shall have received a certificate, signed by the President or Chief Executive Officer of Seller, in the form attached hereto as Exhibit D, to the effect that each of Seller's representations and warranties set forth herein is true and correct as of the date hereof.

                  (b) On the date of execution and delivery of this Agreement, Buyers shall have received the favorable written opinion, in the form attached as Exhibit E hereto, of Cooper, Epstein & Hurewitz, counsel for Seller, dated such date, addressed to Buyers. It is expressly understood and agreed that receipt by Buyers of such favorable written opinion is an express condition to all of each Buyer's obligations under this Agreement.

            10. Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, applicable to contracts made and to be performed entirely therein.

            11. Entire Agreement; Amendments. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. The provisions of this Agreement may not be modified or waived except in writing and signed by the party to be charged.

            12. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            13. Successors and Assigns. This Agreement and the rights, powers and duties set forth herein shall, except as otherwise set forth herein, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

            14. Assignability. Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of the Buyer or Buyers who would be affected by such assignment and any attempted assignment without such consent shall be void and without effect.

            15. Counterparts. This agreement may be signed in counterpart copies, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

            16. Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties to this Agreement shall be deemed to have been given or made when delivered by hand, deposited in the mail, first class postage prepaid, return receipt requested, or by telegraphic notice, when delivered to the telegraph company, or by telex or facsimile transmission notice, when received, addressed as follows or to such other address as may be hereinafter designated in writing by the respective parties hereto:

                         If to Seller or the Directors:

                         Image Entertainment, Inc.
                         6311 Romaine Street
                         Hollywood, California 90038
                         Attention: Martin Greenwald

                         With a copy (which, alone,
                         shall not constitute notice) to:

                         Cooper, Epstein & Hurewitz
                         345 North Maple Drive
                         Suite 200
                         Beverly Hills, California 90210
                         Attention: Brian Kay, Esq.

                         If to a Buyer:

                         To the address of such Buyer
                         set forth on Schedule I
                         hereto, with a copy (which,
                         alone, shall not constitute
                         notice) to:

                         Rubin Baum Levin Constant
                           & Friedman
                         30 Rockefeller Plaza, 29th Fl.
                         New York, New York 10112
                         Attention: Barry A. Adelman, Esq.

                         If to Buyers' Representatives:

                         To the address of each such person
                         given to Seller by notice pursuant
                         to this section 16, with a copy (which,
                         alone, shall not constitute notice) to:

                         Rubin Baum Levin Constant
                           & Friedman
                         30 Rockefeller Plaza, 29th Fl.
                         New York, New York 10112
                         Attention: Barry A. Adelman, Esq.

            If to Greenwald, Segall or Kasper:

            To their addresses set forth at the beginning of this Agreement.

            17. Further Assurances Each of the parties hereto shall, at the request of any of the other parties hereto, do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as such requesting party hereto may reasonably request in order to carry out the provisions and purpose of this Agreement.

            18. Expenses. Each of Seller and each of the Directors, on the one hand, and Buyers, on the other hand, shall bear all of its or their own expenses (including, without limitation, attorneys fees) incurred in connection with the preparation, negotiation and execution of this Agreement.

            19. Execution by Buyers. Even though this Agreement has not been executed on or before December 29, 1987 by each of the persons listed as a Buyer on Schedule I hereto, this Agreement is binding and effective as of such date against all persons who have executed it on or before such date. In addition, any person listed as a Buyer on Schedule I hereto who executes this Agreement on or before January 15, 1988, shall be deemed to have executed this Agreement as of December 29, 1987, and shall be a Buyer hereunder for all purposes from that date as if it had executed this Agreement on or before such date. Any person listed as a Buyer on Schedule I hereto who does not execute this Agreement on or before January 15, 1988, shall not be deemed a Buyer hereunder or a party hereto for any purpose whatsoever. In this regard the entire purchase price due from all persons listed as Buyers on
Schedule I hereto (whether or not all such persons have executed this Agreement on or before December 23, 1987) has been paid to Seller and Seller is obligated to issue the number of shares listed on Schedule I hereto; provided, however, if any person listed as a Buyer on Schedule I hereto has not executed this Agreement on or before January 15, 1988, the Buyers' Representatives shall notify Seller as to the distribution of the shares which the non-executing person was to have purchased among those persons who have executed this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written.


                                    IMAGE ENTERTAINMENT, INC.


                                    By:_________________________________
                                       Title:



                                    ____________________________________
                                    Martin W. Greenwald


                                    ____________________________________
                                    Stuart C. Segall


                                    ____________________________________
                                    Lee H. Kasper


                                    ____________________________________
                                    Richard J. Sherwin


                                    ____________________________________
                                    Jay A. Disler


                                    ____________________________________
                                    Joan Disler

                                    ____________________________________
                                    Gerald B. Cohen


                                    ____________________________________
                                    Dorothy Cohen


                                    ____________________________________
                                    Bobby Murcer


                                    ____________________________________
                                    Kay Murcer


                                    ____________________________________
                                    James E. Lindstrom


                                    ____________________________________
                                    Russ Harris


                                    ____________________________________
                                    Kenneth Grossman


                                    ____________________________________
                                    Steven Fox


                                    ____________________________________
                                    M. P. Sardo, Jr.


                                    ____________________________________
                                    Kenneth Trell


                                    ____________________________________
                                    Carolyn Trell


                                    ____________________________________
                                    Wayne Jacobs


                                    ____________________________________
                                    Anthony M. Midis


                                    ____________________________________
                                    Peter Rentzis


                                    ____________________________________
                                    Panos Midis

                                    ____________________________________
                                    David N. Levine


                                    ____________________________________
                                    Mona Levine


                                    ____________________________________
                                    John A. Budnick


                                    ____________________________________
                                    Jonathan Dodge


                                    ____________________________________
                                    Vita Marino


                                    ____________________________________
                                    John Jaust


                                    ____________________________________
                                    William S. Wheatley, Jr.


                                    ____________________________________
                                    Maria Cecilia Wheatley


                                    ____________________________________
                                    Kenneth Alan Horowitz


                                    Image Investors Co.

                                        By:_____________________________

                                           Title:_______________________